Exhibit (a)(10)
PRESS RELEASE
Stock Market Symbols
GIB (NYSE)
GIB.A (TSX)
CGI Obtains HSR Clearance in Connection with Stanley Tender Offer
Fairfax, Virginia, May 26, 2010 – CGI Group Inc. (NYSE: GIB; TSX: GIB.A), a leading provider of information technology and business processing services, announces that on May 24, 2010 it received notification from the U.S. Federal Trade Commission that its request for early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has been granted as of May 24, 2010 in connection with the previously announced $37.50 per share cash tender offer for all outstanding shares of Stanley, Inc. (NYSE: SXE). The termination of the HSR waiting period satisfies one of the conditions of the tender offer, which is set to expire on Thursday, June 17, 2010 at midnight, New York City time, unless the offer is extended.
Forward-looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements and constitute forward-looking information within the meaning of Canadian securities laws. These statements and this information represent CGI’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, of which many are beyond the control of the Company. These factors could cause actual results to differ materially from such forward-looking statements or forward-looking information. These factors include but are not restricted to: uncertainties as to the timing of the tender offer and other risks identified in CGI’s Annual Report on Form 40-F filed with the U.S. Securities and Exchange Commission (“SEC”) (filed on EDGAR at www.sec.gov) and CGI’s Annual Information Form filed with the Canadian securities authorities (filed on SEDAR at www.sedar.com). The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan,” and similar expressions and variations thereof, identify certain of such forward-looking statements or forward-looking information, which speak only as of the date on which they are made. In particular, statements relating to future performance are forward-looking statements and forward-looking information. CGI disclaims any intention or obligation to publicly update or revise any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements or on this forward-looking information.
Important Additional Information
This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Stanley. The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO, containing an offer to purchase, a form of letter of transmittal and related tender offer documents, filed by CGI with the SEC on May 20, 2010. Stanley filed a Solicitation/Recommendation Statement on Schedule 14D-9 relating to the tender offer with the SEC on May 20, 2010. These documents, as they may be amended from time to time, contain important information about the tender offer and Stanley stockholders are urged to read them carefully before any decision is made with respect to the tender offer. The tender offer materials may be obtained at no charge by directing a request by mail to Laurel Hill

Advisory Group, 100 Wall Street, 22nd floor, New York, New York 10005 or by calling toll-free at (888) 742-1305, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov.
About CGI
Founded in 1976, CGI Group Inc. is one of the largest independent information technology and business process services firms in the world. CGI and its affiliated companies employ approximately 26,000 professionals. CGI provides end-to-end IT and business process services to clients worldwide from offices in the United States, Canada, Europe and Asia Pacific as well as from centers of excellence in North America, Europe and India. As of March 31, 2010, CGI’s order backlog was $11.4 billion. CGI shares are listed on the NYSE (GIB) and the TSX (GIB.A) and are included in both, the Dow Jones Sustainability World Index and the FTSE4Good Index. Website: www.cgi.com.
For more information:
Investors and financial media
Lorne Gorber
Vice-President, Global Communications and
Investor Relations
CGI
514-841-3355
lorne.gorber@cgi.com
Other Media
Linda Odorisio
Vice-President, U.S. Communications
CGI
703-267-8118
linda.odorisio@cgi.com

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